Exhibit 99.1
NEWS RELEASE

One North Central Avenue, Phoenix, AZ 85004 (602) 366-8100
For Immediate Release
Media:                Peter J. Faur
(602) 366-7993
Investors: Stanton K. Rideout
(602) 366-8589
Phelps Dodge Declares Two-for-One Stock Split, Special Dividend,
and March 3, 2006, Dividend on Common Shares
PHOENIX, Feb. 1, 2006 — Phelps Dodge Corp. (NYSE: PD) announced today that its board of directors has:
▪	Approved a two-for-one split of the company’s outstanding common stock. The split will be effected in the form of a 100 percent stock dividend and will increase the number of shares outstanding to approximately 203.2 million from approximately 101.6 million. Common shareholders of record at the close of business on Feb. 17, 2006, will receive one additional share of common stock for every share they own as of that date. The additional shares will be distributed on March 10, 2006. The company’s common stock will begin trading at its post-split price at the beginning of trading on March 13, 2006.

▪	Declared a special dividend of $4.00 per share (pre-split), or approximately $406 million, payable on March 3, 2006, to common shareholders of record as of Feb. 14, 2006. Last year the board approved a program to reward shareholders by returning $1.5 billion of capital by the end of 2006. This special dividend is part of that program, which was initiated with a special dividend of $5.00 per share paid in December 2005.

▪	Declared a regular dividend of 37.5 cents per share (pre-split) on the common shares of the corporation. The dividend is payable on March 3, 2006, to common shareholders of record at the close of business on Feb. 14, 2006.
“Based on our continuing strong financial results, the appreciation of our stock price and our business outlook, we are pleased to be splitting our stock and declaring a $4.00 per share (pre-split) special dividend,” said J. Steven Whisler, chairman and chief executive officer. “We have stated one of our priorities for cash is to reward shareholders, and today’s actions further support that objective. We will continue to seek opportunities to create value for our shareholders.”
Both the quarterly dividend and the special dividend should be treated as dividend income and not as a “return of capital” for income tax purposes. The date on which a buyer of shares will not be entitled to the dividend (the “ex-dividend date”) for both cash dividends is Feb. 10, 2006.
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Phelps Dodge	Page 2 of 2
Phelps Dodge Corp. is one of the world’s leading producers of copper and molybdenum and is the largest producer of molybdenum-based chemicals and continuous-cast copper rod. The company and its two divisions, Phelps Dodge Mining Co. and Phelps Dodge Industries, employ more than 15,500 people worldwide.
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